SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Resource Credit Income Fund

(Name of Registrant as Specified in Its Charter)

Not Applicable

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Resource Credit Income Fund

Principal Executive Offices

717 Fifth Avenue, 18th Floor

New York, NY 10022

1-855-747-9559

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 23, 2020 at 10:00 a.m.

Dear Shareholders:

The Board of Trustees of Resource Credit Income Fund, a continuously offered, diversified, closed-end management investment company operating as an interval fund organized as a Delaware statutory trust (the “Trust” or the “Fund”), has called a special meeting of the Fund’s shareholders (the “Meeting”), to be held at the offices of Thompson Hine LLP, at 335 Madison Avenue, 12th Floor, New York, NY 10017, on September 23, 2020 at 10:00 a.m.

Whether or not a shareholder plans to attend the Meeting, the Fund urges shareholders to vote and authorize the shareholder’s proxy in advance of the Meeting by one of the methods described in the Proxy Statement for the Meeting. The Proxy Statement is available on the Internet at www.resourcealts.com.

The Meeting will be held for the following purposes:

Proposals		Recommendation of the Board of Trustees
1.	To approve a new management agreement between Sierra Crest Investment Management LLC and the Trust.	FOR
2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on July 17, 2020 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

In addition, Fund shareholders (by separate proxy statement) are also being asked to approve the election of a new Board of Trustees. Please note that the meeting held to approve the election of a new Board of Trustees will not be held if, at the time of that meeting, the Proposed Management Agreement (defined below) has not yet been approved. Instead, the meeting will be adjourned to a future date and held once such approval has been obtained.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 23, 2020 at 10:00 a.m.

A copy of the Notice of Shareholder Meeting, the Proxy Statement (including the proposed new management agreement) and Proxy Voting Ballot are available at www.resourcealts.com.

By Order of the Board of Trustees

Lawrence S. Block

Secretary

July 27, 2020

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You also may vote by telephone or via the Internet by following the instructions on the enclosed proxy card. Whether or not you plan to attend the meeting in person, please vote your shares; if you attend the meeting, you may revoke your proxy and vote your shares in person. For more information or assistance with voting, please call 1-855-973-0089.

Resource Credit Income Fund

with its principal offices at

717 Fifth Avenue, 18th Floor

New York, NY 10022

1-855-747-9559

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 23, 2020

at 10:00 a.m.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (the “Board” or the “Trustees” or the “Board of Trustees”) of Resource Credit Income Fund (the “Trust” or the “Fund”), for use at the Special Meeting of Shareholders of the Trust (the “Meeting”), to be held at the offices of Thompson Hine LLP, at 335 Madison Avenue, 12th Floor, New York, NY 10017, on September 23, 2020 at 10:00 a.m.

Whether or not a shareholder plans to attend the Meeting, the Fund urges shareholders to vote and authorize the shareholder’s proxy in advance of the Meeting by one of the methods described in this Proxy Statement for the Meeting. This Proxy Statement is available on the Internet at www.resourcealts.com.

The Notice of Meeting, Proxy Statement, and accompanying form of proxy will be mailed to shareholders on or about July 27, 2020. The Meeting will be held for the following purposes:

1.	To approve a new management agreement between Sierra Crest Investment Management LLC and the Fund.
2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on July 17, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

In addition, Fund shareholders (by separate proxy statement) are also being asked to approve the election of a new Board of Trustees. Please note that the meeting held to approve the election of a new Board of Trustees will not be held if, at the time of that meeting, the Proposed Management Agreement (defined below) has not yet been approved. Instead, the meeting will be adjourned to a future date and held once such approval has been obtained.

The Fund’s most recent semi-annual and annual reports, including financial statements and schedules, are available at no charge by calling 1-855-747-9559 or by visiting www.resourcealts.com.

Dear Shareholder,

Since launching the Fund in 2015, Resource America, Inc. and its subsidiary, Resource Alternative Advisor, LLC (the “Current Manager” and, together with Resource America, Inc., “Resource”) have been committed to meeting the Fund’s investment objectives to produce current income and achieve capital preservation with moderate volatility and low to moderate correlation to the broader equity markets. Resource is pleased that the Fund’s shareholders have benefited from the Fund’s outperformance relative to its primary benchmark, the S&P/LSTA Leveraged Loan Index, from inception through March 31, 2020 (on an annualized basis).

Resource believes that, in connection with its strategic business decision to exit the business of advising the Fund, it has identified a partner that will continue to implement the Fund’s investment objectives and strategies and serve shareholder interests. In this regard, Resource believes that it is in the best interest of the Fund and its shareholders for the Fund to engage Sierra Crest Investment Management LLC (“Sierra Crest”) as the investment adviser to the Fund under a new management agreement (the “Proposed Management Agreement”). As a result of its diligence, Resource determined that Sierra Crest would be able to meet the needs of the Fund and its shareholders. Sierra Crest, which is an affiliate of BC Partners Advisors L.P. (“BC Partners”), brings significant resources and expertise in its capacity as an affiliate of an international advisory firm, and such capacities offer the potential for increased asset growth that Resource believes will benefit the Fund and its shareholders. BC Partners operates a private equity investment platform, a credit investment platform (“BCP Credit”) and a real estate investment platform as fully integrated businesses. Sierra Crest’s investment activity takes place within the BCP Credit platform. Integration with the broader BC Partners platform allows BCP Credit to leverage a team of investment professionals across its private equity platform including its operations team. In addition to acting as the investment adviser to Portman Ridge Finance Corporation, a publicly traded business development company, BCP Credit, through Sierra Crest, currently manages two private credit opportunity funds along with several separate managed accounts focused on credit investments and BC Partners Lending Corporation, a private business development company.

To effect the new relationship with Sierra Crest, the Fund needs your vote as described in the attached proxy materials. In particular, the Fund’s Board of Trustees recommends that you vote FOR the Proposed Management Agreement, which would allow Sierra Crest to assume the Current Manager’s role as the Fund’s investment adviser.

The Fund’s current advisory fee will not change as a result of the proposed change in adviser and the entering into of the Proposed Management Agreement. Moreover, Michael Terwilliger, the Fund’s Lead Portfolio Manager, is expected to continue to act as portfolio manager to the Fund once Sierra Crest assumes its new role as investment adviser. Additionally, we believe that the Fund’s relationship with Sierra Crest will afford the Fund with increased investment opportunities given the breadth of the BC Partners platform, which may result in increased investment portfolio diversification.

Thank you, and please return your YES proxy vote to the proposal promptly.

Please note that shareholders are also being asked, by means of a separate proxy statement that has already been mailed to you, to vote for the election of a new slate of individuals to serve on the Fund’s Board of Trustees (the “Nominees”). If elected, and contingent upon approval by Fund shareholders of the Proposed Management Agreement (if approved pursuant to this proxy solicitation), the Nominees would replace the current individuals serving on the Fund’s Board of Trustees. We ask that you return your YES proxy vote to that proposal promptly as well.

Regards,

Lawrence S. Block

Secretary, Chief Compliance Officer and Senior Vice President

PROPOSAL 1

APPROVAL OF A NEW MANAGEMENT AGREEMENT BETWEEN

SIERRA CREST INVESTMENT MANAGEMENT LLC AND THE TRUST

Background

Resource Alternative Advisor, LLC (the “Current Manager” and, together with its parent company, Resource America, Inc., “Resource”) has served as the Fund’s investment adviser since April 11, 2017. Resource Financial Fund Management, Inc., an affiliate of the Current Manager and a wholly-owned subsidiary of Resource, served as the investment adviser to the Fund from inception through April 10, 2017. At a meeting of the Board held on June 17, 2020 (the “Board Meeting”), the Current Manager recommended that the Board approve a new management agreement between the Fund and Sierra Crest Investment Management LLC (“Sierra Crest”) (the “Proposed Management Agreement”).

Sierra Crest was formed on December 4, 2018 and is an affiliate of BC Partners Advisors L.P. (“BC Partners”). Sierra Crest is based in New York, NY, and is registered as an investment adviser with the Securities and Exchange Commission (“SEC”). As of June 1, 2020, Sierra Crest had discretionary assets under management of approximately $650 million. Sierra Crest is majority owned by BCPSC Holdings LLC, which is controlled by BC Partners. BC Partners is an international investment firm with approximately $25 billion of assets under management in private equity, credit and real estate investments in Europe and North America. BC Partners was founded in 1986 and has offices in London, New York, Paris, and Hamburg.

At the Board Meeting, the Board, including a majority of the Independent Trustees (as defined below), approved, subject to shareholder approval, the engagement of Sierra Crest as adviser to the Fund pursuant to the Proposed Management Agreement. The Board also approved an interim management agreement between the Fund and Sierra Crest (the “Interim Management Agreement” and together with the Proposed Management Agreement, the “Management Agreements”). Moreover, Michael Terwilliger, the Fund’s Lead Portfolio Manager, is expected to continue to act as portfolio manager to the Fund once Sierra Crest assumes its new role as investment adviser under each of the Interim Management Agreement and the Proposed Management Agreement.

The Interim Management Agreement allows Sierra Crest to manage the Fund on an interim basis in the event the transactions contemplated by the Purchase Agreement (as defined below) are finalized prior to shareholder approval of the Proposed Management Agreement. Rule 15a-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), allows a fund to enter into an interim management agreement with a maximum term of 150 days without first obtaining shareholder approval, so that the fund may receive investment management services without interruption following an assignment of a previous management agreement.

The terms of the Interim Management Agreement are substantially identical to those of the current management agreement between the Current Manager and the Fund (the “Current Management Agreement”) and those of the Proposed Management Agreement, except that (i) the dates of execution, effectiveness, and termination are changed and (ii) all fees earned by Sierra Crest under the Interim Management Agreement will be held in a separate escrow account pending shareholder approval of the Proposed Management Agreement. If the Fund’s shareholders approve the Proposed Management Agreement, the escrowed management fees will be paid to Sierra Crest. If the Fund’s shareholders do not approve the Proposed Management Agreement, Sierra Crest will be paid, out of the escrow account, the lesser of (i) any costs incurred in performing the Interim Advisory Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

The Trustees also approved the termination of the Current Management Agreement, such termination to be concurrent with the effective date of the Proposed Management Agreement or, if applicable, the Interim Management Agreement. The effective date of the Proposed Management Agreement would be on or about September 25, 2020. The 1940 Act requires that the Proposed Management Agreement must be approved by a “vote of a majority of the outstanding securities” of the Fund, as that phrase is defined in the 1940 Act. The Current Manager therefore informed the Board that, if shareholder approval were obtained for the Proposed Management Agreement, the Current Manager would recommend termination of the Current Management Agreement concurrent with the effective date of the Proposed Management Agreement or, if applicable, the Interim Management Agreement.

On June 19, 2020, Resource America, Inc., Resource, Sierra Crest and Mount Logan Capital, Inc. entered into a purchase agreement (the “Purchase Agreement”) pursuant to which Sierra Crest will acquire certain assets related to the Current Manager’s business of providing investment management services to the Fund upon receipt of the necessary approvals of the Proposed Management Agreement and the new trustee nominees (the “Nominees”) and satisfaction or waiver of the other conditions set forth in the Purchase Agreement. None of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (the “Independent Trustees”) or the Independent Trustee Nominees have any interest in the Purchase Agreement. The Purchase Agreement contains a Section 15(f) covenant that obligates Sierra Crest to assure that it does not take or fail to take any action if such action or failure to take action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of the Purchase Agreement and the transaction.1 The Fund and Sierra Crest will comply with the conditions of Section 15(f) of the 1940 Act for the period specified.

The Fund is not a party to the Purchase Agreement; however, the closing of the Purchase Agreement (the “Closing”) is subject to certain conditions, including shareholder approval of Proposal 1 as described in this Proxy Statement and the election of a new Board of Trustees as described in a separate proxy statement. Therefore, if shareholders do not approve the Proposed Management Agreement and elect the Nominees, or if the other conditions in the Purchase Agreement are not satisfied or waived, then the transactions contemplated by the Purchase Agreement will not close and the Purchase Agreement will terminate, the Current Manager will continue as the Fund’s adviser, the Nominees will not become Trustees and the Fund’s current Trustees will continue to serve on the Fund’s Board of Trustees.

Sierra Crest and the Current Manager believe that the proposed change to the Fund’s management structure has the potential to benefit the Fund’s shareholders due to Sierra Crest’s and BC Partners’ size and experience with credit investments.

The Management Agreements

The Current Management Agreement became effective on April 11, 2017, upon the execution of a Transfer and Assumption Agreement between the Current Manager and Resource Financial Fund Management, Inc., and was most recently renewed by the Board on November 12, 2019. The Board originally approved the advisory agreement between the Fund and Resource Financial Fund Management, Inc. (the “Previous Management Agreement”) on February 3, 2015. The terms of the Proposed Management Agreement are identical to the terms of the Current Management Agreement with the Current Manager, except that the duration and parties are changed. The Previous Management Agreement was last submitted to shareholders at a special meeting of the shareholders held August 25, 2016, after a change in control transaction caused the prior management agreement with Resource Financial Fund Management, Inc. to terminate. At that special meeting, the Previous Management Agreement was voted on and approved by shareholders of the Fund.

Under the terms of the Current Management Agreement, the Current Manager is entitled to receive an annual fee from the Fund equal to 1.85% of the Fund’s average daily net assets. For the fiscal year ended September 30, 2019, the Current Manager earned $4,022,191 in management fees under the Current Management Agreement, of which $272,262 was waived pursuant to the Current Expense Limitation Agreement (as defined below).

1 Section 15(f) of the 1940 Act provides a safe harbor to investment advisers who may receive compensation or benefits in connection with the sale of securities or a sale of any other interest in the investment adviser, which results in an assignment of an investment advisory contract. The safe harbor is conditioned on the following: for a period of three years after the time of such sale, at least 75% of the board of trustees are not interested persons of the investment adviser, or the predecessor investment adviser, and there is not imposed an unfair burden as a result of the sale. Under Section 15(f) of the 1940 Act, an unfair burden includes any arrangement, during the two-year period after the time of such sale, whereby the investment adviser or corporate trustee or predecessor or successor investment advisers or corporate trustee or any interested person of any such adviser or any such corporate trustee receives or is entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of such company, other than bona fide ordinary compensation as principal underwriter for such company, or (ii) from such company or its security holders for other than bona fide investment advisory or other services.

The Current Manager is also entitled to an incentive fee under the Current Management Agreement. The incentive fee is calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter and is subject to a hurdle rate, expressed as a rate of return on the Fund’s “adjusted capital,” equal to 2.25% per quarter (or an annualized hurdle rate of 9.0%), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the management fee, expenses reimbursed to the Current Manager and any interest expenses and distributions paid on any issued and outstanding preferred shares, but excluding the incentive fee). “Adjusted capital” means the cumulative gross proceeds received by the Fund from the sale of shares (including pursuant to the Fund’s distribution reinvestment plan), reduced by amounts paid in connection with purchases of shares pursuant to the Fund’s share repurchase program.

No incentive fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 2.25%. For any calendar quarter in which the Fund’s pre-incentive fee net investment income is greater than the hurdle rate, but less than or equal to 2.8125%, the incentive fee will equal the amount of the Fund’s pre-incentive fee net investment income in excess of the hurdle rate. This portion of the Fund’s pre-incentive fee net investment income which exceeds the hurdle rate but is less than or equal to 2.8125% is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Current Manager with an incentive fee of 20.0% on all of the Fund’s pre-incentive fee net investment income when the Fund’s pre-incentive fee net investment income reaches 2.8125% in any calendar quarter. For any calendar quarter in which the Fund’s pre-incentive fee net investment income exceeds 2.8125% of adjusted capital, the incentive fee will equal 20.0% of pre-incentive fee net investment income. For the fiscal period ended September 30, 2019, there was no incentive fee incurred.

For such compensation, the Current Manager continuously furnishes an investment program for the Fund, makes investment decisions on behalf of the Fund, and places all orders for the purchase and sale of portfolio securities, subject to the Fund’s investment objectives, policies, and restrictions and such policies as the Trustees may determine.

The Proposed Management Agreement:

1. provides that it will continue in force for an initial period of two years, and from year to year thereafter, but only so long as its continuance is approved at least annually by (i) the Board or (ii) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event continuance is also approved by a majority of the Independent Trustees, by a vote cast in person at a meeting called for the purpose of voting on such approval;

2. automatically terminates on assignment; and

3. may be terminated upon 60 days’ notice by Sierra Crest, by the Board or by a vote of a majority of outstanding securities of the Fund.

The Proposed Management Agreement, similar to the Current Management Agreement, provides that the adviser shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

The Proposed Management Agreement is attached as Exhibit A, the terms of which (including the base management fee and incentive fee) are substantially identical to the terms of the Current Management Agreement, except for the dates of execution, effectiveness, and expiration. You should read the Proposed Management Agreement. The description in this Proxy Statement of the Proposed Management Agreement is only a summary. The Current Management Agreement became effective on April 11, 2017, upon the execution of a Transfer and Assumption Agreement by and among the Current Manager, Resource Financial Fund Management, Inc. and the Fund, and was most recently renewed by the Board on November 12, 2019.

If the Proposed Management Agreement is approved, Sierra Crest and the Fund will enter into a new expense limitation agreement (the “Proposed Expense Limitation Agreement”), the terms of which are substantially identical to the terms of the current expense limitation agreement between the Current Manager and the Fund (the “Current Expense Limitation Agreement”), except that the duration and parties are changed and that Sierra Crest will have the right to recapture amounts previously waived and/or reimbursed by the Current Manager, as described below. Under the Proposed Expense Limitation Agreement, for a term of two years from its effective date, Sierra Crest would pay or absorb the ordinary annual operating expenses of the Fund (excluding interest, dividend expense, amortization/accretion on securities sold short, brokerage commissions, acquired fund fees and expenses and extraordinary expenses), to the extent that its management fees plus the Fund’s ordinary annual operating expenses exceed 2.59%, 3.34%, 2.59%, 2.34% and 2.84% per annum of the Fund’s average daily net assets attributable to Class A, Class C, Class W, Class I and Class L shares, respectively.

Under the Current Expense Limitation Agreement, any waiver or reimbursement by the Current Manager is subject to repayment by the Fund within three years from the date the Current Manager waived any payment or reimbursed any expense, if the Fund is able to make the repayment without exceeding, after taking into account the amount of the repayment, the lesser of the expense limitation in place at the time of the waiver or the current expense limitation, and if the repayment is approved by the Board of Trustees. If the Proposed Management Agreement is approved, the Proposed Expense Limitation Agreement will become effective and it will give Sierra Crest the right to recapture amounts that were previously waived or reimbursed by the Current Manager, and under the Purchase Agreement, Sierra Crest will be required to pay to the Current Manager fifty percent (50.0%) of any such amounts. Thus, if the Current Manager waived any fee or reimbursed any expense, but did not recapture that fee or expense under the Current Expense Limitation Agreement, Sierra Crest may recapture it within the restrictions described in the agreement, subject to Sierra Crest’s obligation to pay half of such recaptured amounts to the Current Manager.

The effective date of the Proposed Management Agreement would be on or about September 25, 2020.

Information Concerning Sierra Crest

Sierra Crest is a limited liability company organized under the laws of the State of Delaware and located at 650 Madison Avenue, 23rd Floor, New York, NY 10022. The names, titles, addresses and principal occupations of the principal executive officers of Sierra Crest are set forth below:

Name and Address*	Title:	Principal Occupation:
Ted Goldthorpe	Officer	Officer
Matthias Ederer	Officer	Officer
Henry Wang	Officer	Officer
Veena Malpani	Chief Compliance Officer	Chief Compliance Officer

*	The address of each director and principal executive officer is 650 Madison Avenue, 23rd Floor, New York, NY 10022.

Sierra Crest was formed on December 4, 2018 and is an affiliate of BC Partners. Sierra Crest is based in New York, NY, and is registered as an investment adviser with the SEC. Sierra Crest currently serves as adviser of business development company assets. Sierra Crest had discretionary assets under management of approximately $650 million as of June 1, 2020. Sierra Crest is principally owned by BCPSC Holdings LLC, which is controlled by BC Partners. LibreMax SC, LLC is a minority owner of Sierra Crest. BC Partners is an international investment firm with $25 billion of assets under management in private equity, credit and real estate investments in Europe and North America. BC Partners was founded in 1986 and has offices in London, New York, Paris, and Hamburg.

During the last fiscal year, there were no brokerage commissions paid by the Fund to affiliated brokers of Sierra Crest. None of the Independent Trustees or officers of the Fund have an interest in Sierra Crest.

Evaluation by the Board of Trustees (Management Agreements)

At a meeting held on June 17, 2020, the Board, including a majority of the Independent Trustees, considered the approval of the Management Agreements. In considering the approval of the Management Agreements, the Trustees received materials specifically relating to the Management Agreements.

The Trustees considered the following material factors during their deliberations: (1) the nature, extent and quality of services to be provided by Sierra Crest; (2) the investment performance of the Fund and Sierra Crest; (3) the cost of services to be provided and the profits to be realized by Sierra Crest and its affiliates; (4) the extent to which economies of scale will be realized as the Fund grows; and (5) whether the fee levels reflect these economies of scale for the benefit of investors. The Trustees relied upon the advice of counsel and their own business judgment in determining the before-mentioned material factors to be considered in evaluating the Management Agreements and the weight to be given to each factor considered. The conclusions reached by the Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the approval of the Management Agreements.

Nature, Extent and Quality of Service. The Board noted that Sierra Crest is an asset management firm with approximately $650 million assets under management as of June 1, 2020. The Board further noted that Sierra Crest is an affiliate of BC Partners, a private equity, credit and real estate-focused firm that, together with its affiliates, managed approximately $25 billion in assets under management as of June 1, 2020. The Board discussed Sierra Crest’s existing credit products and Sierra Crest’s depth of experience with credit strategies. The Board reviewed Sierra Crest’s personnel, specifically noting the deep bench strength and expertise of Sierra Crest and BCP Credit platform personnel, including senior management, with respect to credit-focused strategies. The Board reviewed Sierra Crest’s proposed services, including research, selection and approval of investments. The Board noted that Sierra Crest considered the Fund to be an important part of Sierra Crest’s overall strategic business goals and discussed the growth prospects for the Fund if Sierra Crest was selected. The Board reviewed Sierra Crest’s compliance policies and procedures, noting that Sierra Crest had reported no pending material litigation matters, regulatory actions or compliance matters that would adversely impact Sierra Crest’s ability to serve as adviser to the Fund. The Board concluded that Sierra Crest had sufficient depth and experience of personnel, resources, investment methods and compliance policies and procedures that were essential to performing its duties under the Proposed Management Agreements, and that the nature, overall quality and extent of the management services to be provided by Sierra Crest to the Fund were satisfactory.

Performance. The Board considered the investment performance of Sierra Crest. The Board noted Sierra Crest’s belief that while the Fund would be a new type of client for Sierra Crest, the senior members of Sierra Crest’s credit team had extensive experience investing through multiple credit cycles, in both liquid and illiquid credit securities. It also noted that Sierra Crest and certain of its affiliates had experience managing similar credit strategies. The Board reviewed performance information of a publicly traded business development company managed by Sierra Crest as compared to its peers. The Board concluded that it was satisfied that Sierra Crest could provide reasonable returns to the Fund and its shareholders.

Fees and Expenses. The Board noted that Sierra Crest proposed to charge the Fund an advisory fee of 1.85% of average daily net assets, which was higher than the Fund’s peer group average of 1.63% but was within the peer group range of 1.25% to 2.10%. The Board considered the composition of the peer group and noted that it appeared reasonable. The Board noted that the advisory fee was in line with several peers and lower than several peers. The Board acknowledged that the proposed advisory fee was equal to the current fee charged by the Current Manager. The Board observed that the Fund’s current Class A net expense ratio (excluding acquired fund fees and expenses) of 2.67% was consistent with the peer group average of 2.68%. The Board further noted that Sierra Crest proposed to limit total annual Fund operating expenses, exclusive of certain fees, so as not to exceed 2.59%, 3.34%, 2.59%, 2.34% and 2.84% per annum of the Fund’s average daily net assets attributable to Class A, Class C, Class W, Class I and Class L shares, respectively. The Board remarked that the expense limits proposed by Sierra Crest were equal to the Fund’s current expense limits. The Board noted that Sierra Crest would have the ability to recapture any previously waived or reimbursed fees, including those fees waived or reimbursed by the Current Manager, subject to the terms of the Current Expense Limitation Agreement with the Fund. The Board noted, and received information from the Current Manager regarding, the Fund’s repayment obligations under the Current Expense Limitation Agreement within the three years from the date the Current Manager waived any payment or reimbursed any expense, if the Fund is able to make the repayment without exceeding the lesser of the expense limitation in place at the time of the waiver or the current expense limitation, and if the repayment is approved by the Board. The Board noted that, if the Proposed Management Agreement is approved, the Proposed Expense Limitation Agreement will become effective and it will give Sierra Crest the right to recapture amounts that were previously waived or reimbursed by the Current Manager, and under the Purchase Agreement, Sierra Crest will be required to pay to the Current Manager fifty percent (50.0%) of any such amounts. The Board then discussed the benefit to shareholders of reduced overall expenses if the Fund experienced meaningful growth in assets. The Board concluded that the proposed advisory fee was not unreasonable.

Economies of Scale. The Board discussed the growth and profitability projections provided by Sierra Crest. The Board discussed Sierra Crest’s affiliation with BC Partners and the impact the BCP Credit platform could have on the growth of the Fund. The Board considered Sierra Crest’s assertion that the Fund would benefit from such growth by being a part of a larger platform, both in terms of a larger credit investing platform and by being part of a larger asset management platform. The Board further noted that Sierra Crest believed that the Fund would benefit from its ability to leverage the collective scale of Sierra Crest, and its affiliates, when sourcing investment opportunities, receiving allocations and negotiating with third-party vendors. The Board discussed the anticipated fixed expenses of the Fund and noted that asset growth may result in lower expense ratios for the Fund. They considered the benefits the shareholders currently receive, and would continue to receive, under the Proposed Expense Limitation Agreement. The Board also considered the Fund’s current size, the projected assets of the Fund, the uncertainty of ongoing costs and risks of managing a publicly registered fund, and its responsibility to periodically evaluate Sierra Crest’s profits and whether it had achieved economies of scale. The Board concluded that the absence of breakpoints was acceptable.

Profitability. The Board reviewed the pro-forma financial information provided by Sierra Crest, noting that Sierra Crest expected to make a net profit related to the Fund during each of the first and second years of managing the Fund. The Board considered the underlying assumptions that Sierra Crest used in its calculations, and discussed the costs associated with managing the Fund. The Board noted that the estimated profit of Sierra Crest did not seem unreasonable for the experience, resources, and associated business risk of Sierra Crest. The Board concluded that Sierra Crest’s estimated profitability was not excessive.

15(f) Considerations. The Trustees noted that Section 15(f) of the 1940 Act provides a safe harbor to investment advisers who may receive compensation or benefits in connection with the sale of securities or a sale of any other interest in the investment adviser, which results in an assignment of an investment advisory contract. They further noted that the safe harbor is conditioned on the following: for a period of three years after the time of such sale, at least 75% of the board of trustees are not interested persons of the investment adviser, or the predecessor investment adviser, and there is not imposed an unfair burden as a result of the sale. The Trustees noted that under Section 15(f) of the 1940 Act, an unfair burden includes any arrangement, during the two-year period after the time of such sale, whereby the investment adviser or corporate trustee or predecessor or successor investment advisers or corporate trustee or any interested person of any such adviser or any such corporate trustee receives or is entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of such company, other than bona fide ordinary compensation as principal underwriter for such company, or (ii) from such company or its security holders for other than bona fide investment advisory or other services. They noted that it was anticipated that after the Closing, at least 75% of the Board of Trustees of the Fund would be independent. They also considered whether the retention of Sierra Crest will impose an unfair burden on the Fund’s shareholders. After discussion, they concluded that the retention of Sierra Crest was unlikely to impose an unfair burden on the Fund’s shareholders because after the Closing, none of Sierra Crest, the Current Manager, or any of their affiliates would be entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of the Fund (other than compensation received by an affiliated broker in connection with Fund portfolio transactions executed in compliance with Rule 17e-1), or (ii) from the Fund for other than bona fide investment advisory or other services.

Conclusion. Having requested and received such information from Sierra Crest as the Board believed to be reasonably necessary to evaluate the terms of the Proposed Management Agreements, and as assisted by the advice of independent counsel, the Board concluded that approval of the Proposed Management Agreements, subject to shareholder approval, was in the best interests of the Fund and its shareholders.

The Board, including the Independent Trustees, recommends that shareholders of the Fund vote “FOR” approval of the Proposed Management Agreement.

OTHER INFORMATION

OPERATION OF THE FUND

The Fund is a continuously offered, diversified, closed-end management investment company operating as an interval fund organized as a Delaware statutory trust. The Trust’s principal executive offices are located at 717 Fifth Avenue, 18th Floor, New York, NY 10022, and its telephone number is 1-855-747-9559. The Board supervises the business activities of the Fund. Like other investment companies, the Fund retains various organizations to perform specialized services. The Fund currently retains the Current Manager as the investment adviser for the Fund. ALPS Distributors, Inc., located at 1290 Broadway, Suite 1000, Denver, CO 80203, serves as the Fund’s principal underwriter and acts as the distributor of the Fund’s shares. ALPS Fund Services, Inc., located at 1290 Broadway, Suite 1000, Denver, CO 80203, serves as the administrator and accounting agent for the Fund. DST Systems, Inc., located at PO Box 219169, Kansas City, MO 64121, serves as the transfer agent of the Fund.

THE PROXY

The Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A proxy for voting your shares at the Meeting is enclosed. The shares represented by each valid proxy received in time will be voted at the Meeting as specified. If no specification is made, the shares represented by a duly executed proxy will be voted (i) for approval of Proposal 1; and (ii) at the discretion of the holder(s) of the proxy on any other matter that may come before the Meeting that the Fund did not have notice of by a reasonable time prior to the mailing of this Proxy Statement. You may revoke your proxy at any time before it is exercised by (i) submitting a duly executed proxy bearing a later date, (ii) submitting a written notice to the Secretary of the Fund revoking the proxy, or (iii) attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

As of the Record Date, the following numbers of shares of beneficial interest of the Fund were issued and outstanding:

Class A	Class C	Class I	Class L	Class W
3,867,630.547	4,358,911.129	8,366,410.718	1,286,483.297	7,500,734.832

All shareholders of record of the Fund on the Record Date are entitled to vote at the Meeting on each Proposal. Each shareholder is entitled to one (1) vote per share held, and fractional votes for fractional shares held, on any matter submitted to a vote at the Meeting. There are no dissenters’ rights of appraisal in connection with any shareholder vote to be taken at the Meeting.

Approval of Proposal 1

An affirmative vote of the holders of a majority of the outstanding shares of the Fund is required for the approval of Proposal 1. As defined in the 1940 Act, a vote of the holders of a majority of the outstanding shares of the Fund means the vote of (1) 67% or more of the voting shares of the Fund present at the meeting, if the holders of more than 50% of the outstanding shares of the Fund are present in person or represented by proxy, or (2) more than 50% of the outstanding voting shares of the Fund, whichever is less. For Proposal 1, the presence at the Meeting of holders of a majority of the outstanding shares of the Fund entitled to vote at the Meeting (in person or by proxy) constitutes a quorum.

When a proxy is returned as an abstention or “broker non-vote” (i.e., shares held by brokers or nominees, typically in “street name,” as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter), the shares represented by the proxy will be treated as present for purposes of determining a quorum and as votes against Proposal 1. In addition, under the rules of the New York Stock Exchange (“NYSE”), if a broker has not received instructions from beneficial owners or persons entitled to vote and the proposal to be voted upon may “affect substantially” a shareholder’s rights or privileges, the broker may not vote the shares as to that proposal even if it has discretionary voting power. The NYSE considers Proposal 1 to be a non-routine matter that affects substantially a shareholder’s rights or privileges. As a result, brokers may not vote the shares on Proposal 1 without instructions from beneficial owners or persons entitled to vote (but abstentions will not be treated as broker non-votes for other proposals, including adjournment of the special meeting).

The Closing is contingent upon shareholders approving Proposal 1 and electing a new Board of Trustees (by separate proxy statement). If Proposal 1 and the new Board of Trustees are not approved by shareholders of the Fund, the Closing will not occur.

Security Ownership of Management AND Certain Beneficial Owners

As of the Record Date, the following shareholders of record owned 5% or more of the outstanding shares of a class of the Fund:

Name and Address	Number and Class of Shares	Percentage of the Fund	Percentage of the Class
PERSHING LLC P.O. BOX 2052 JERSEY CITY NJ 07303-2052	1,192,042.59 (Class A)	4.70%	30.82%
NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	526,798.67 (Class A)	2.08%	13.62%
COR CLEARING LLC 1200 LANDMARK CTR STE 800 OMAHA NE 68102-1916	290,425.95 (Class A)	1.14%	7.51%
EQUITY TRUST CO. CUSTODIAN PO BOX 451249 CLEVELAND OH 44145-0632	237,744.51 (Class A)	0.94%	6.15%
RESOURCE FINANCIAL FUND MANAGEMENT LLC 1845 WALNUT ST. FL 17 PHILADELPHIA PA 19103-4720	205,063.67 (Class A)	0.81%	5.30%
EQUITY TRUST CO. PO BOX 451249 CLEVELAND OH 44145-0632	1,449,408.38 (Class C)	5.71%	33.25%
PERSHING LLC P.O. BOX 2052 JERSEY CITY NJ 07303-2052	1,179,725.12 (Class C)	4.65%	27.06%
NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	1,081,892.34 (Class C)	4.26%	24.82%
NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	3,336,255.05 (Class I)	13.15%	39.88%
TD AMERITRADE TD AMERITRADE CLEARING CUSTODIAN 1663 N 113TH AVE AVONDALE, AZ 85392-5222	2,308,050.82 (Class I)	9.09%	27.59%
PERSHING LLC P.O. BOX 2052 JERSEY CITY NJ 07303-2052	1,664,035.91 (Class I)	6.56%	19.89%
MILLENIUM TRUST CO LLC 2001 SPRING RD STE 700 OAK BROOK IL 60523-1890	507,186.93 (Class I)	2.00%	6.06%
CHARLES SCHWAB & CO INC SPECIAL CUSTODY A/C FBO CUSTOMERS ATTN MUTUAL FUNDS 211 MAIN STREET SAN FRANCISCO CA 94105-1905	3,380,446.22 (Class W)	13.32%	45.07%

NATIONAL FINANCIAL SERVICES LLC 499 WASHINGTON BLVD JERSEY CITY NJ 07310-1995	1,933,254.95 (Class W)	7.62%	25.77%
TD AMERITRADE TD AMERITRADE CLEARING CUSTODIAN 1663 N 113TH AVE AVONDALE, AZ 85392-5222	852,180.66 (Class W)	3.36%	11.36%
WELLS FARGO CLEARING SERVICES 2801 MARKET ST SAINT LOUIS MO 63103-2523	539,948.30 (Class W)	2.13%	7.20%
PERSHING LLC P.O. BOX 2052 JERSEY CITY NJ 07303-2052	448,175.96 (Class W)	1.77%	5.98%
PERSHING LLC P.O. BOX 2052 JERSEY CITY NJ 07303-2052	550,830.77 (Class L)	2.17%	42.82%
CETERA INVESTMENT SVCS 4600 S. SYRACUSE STREET SUITE 600 DENVER CO 80237	300,062.80 (Class L)	1.18%	23.32%

The following table provides information about Fund shares held by the Nominees, Trustees, and executive officers of the Fund as of the Record Date

(percentages are rounded to nearest hundredth):

Name	Number and Class of Shares	Percentage of the Fund	Percentage of the Class
Ted Goldthorpe[1]	0%	0%	0%
Alexander Duka[1]	0%	0%	0%
Robert Warshauer[1]	0%	0%	0%
George Grunebaum[1]	0%	0%	0%
Fred Berlinsky[2]	6,824.29 (Class A)	0.03%	0.18%
Enrique Casanova[2]	0%	0%	0%
David Burns[2]	0%	0%	0%
Alan Feldman[2]	5,459.43 (Class A)	0.02%	0.14%
Justin Milberg[2,3]	6,701.45 (Class A)	0.03%	0.17%
Brian Hawkins[2]	0%	0%	0%
Lawrence S. Block[2]	0%	0%	0%

[1]	The address of the Nominee is c/o Sierra Crest Investment Management LLC, 650 Madison Avenue, 23rd Floor, New York, NY 10022.
[2]	The address of the Trustee or officer is c/o Resource Credit Income Fund, 717 Fifth Avenue, 18th Floor, New York, NY 10022.
[3]	Justin Milberg served as President of the Fund from 2015 until June 1, 2020. On June 1, 2020, Alan Feldman was appointed President of the Fund.

Shareholders owning more than 25% of the shares of the Fund are considered to “control” the Fund, as that term is defined under the 1940 Act. Persons controlling the Fund may determine the outcome of any proposal submitted to the shareholders for approval. As of the Record Date, National Financial Services LLC owned of record or beneficially 25% or more of the outstanding shares of the Fund, and no other shareholder owned more than 25% of the Fund. As a group, the Trustees, Nominees and officers of the Trust owned less than 1% of the outstanding shares of the Fund as of the Record Date.

SHAREHOLDER PROPOSALS

The Fund has not received any shareholder proposals to be considered for presentation at the Meeting. Under the proxy rules of the SEC, shareholder proposals may, under certain conditions, be included in the Fund’s Proxy Statement and proxy for a particular meeting. Under these rules, proposals submitted for inclusion in the Fund’s proxy materials must be received by the Fund within a reasonable time before the solicitation is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in its proxy materials, because there are other requirements in the proxy rules relating to such inclusion. You should be aware that annual meetings of shareholders are not required as long as there is no particular requirement under the 1940 Act that must be met by convening such a shareholder meeting. Any shareholder proposal should be sent to Resource Credit Income Fund, Attention: Lawrence S. Block, Secretary, 717 Fifth Avenue, 18th Floor, New York, NY 10022. Shareholder proposals may also be raised from the floor at the Meeting without prior notice to the Trust.

COST OF SOLICITATION

The Board of Trustees is making this solicitation of proxies. The Fund has engaged Broadridge Financial Solutions, Inc., a proxy solicitation firm, to assist in the solicitation. The estimated fees anticipated to be paid to Broadridge Financial Solutions, Inc. are approximately $140,000. The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Special Meeting and proxy and any additional materials relating to the Meeting and the cost of soliciting proxies will be borne equally by Sierra Crest and the Current Manager. In addition to solicitation by mail, the Fund will request insurance companies, banks, brokers and other custodial nominees and fiduciaries, to supply proxy materials to the respective beneficial owners of shares of the Fund of whom they have knowledge, and Sierra Crest and the Current Manager will reimburse them for their expenses in so doing. Certain officers, employees and agents of the Fund and the Current Manager may solicit proxies in person or by telephone, facsimile transmission, or mail, for which they will not receive any special compensation.

OTHER MATTERS

The Board knows of no other matter to be presented at the Meeting other than as set forth above. If any other matter properly comes before the Meeting that the Trust did not have notice of by a reasonable time prior to the mailing of this Proxy Statement, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their best judgment, and discretionary authority to do so is included in the proxy.

Communications with the Board

A shareholder of the Trust wishing to communicate with the Board may do so in writing, signed by the shareholder and setting forth: (i) the name and address of the shareholder; (ii) the number of shares owned by the shareholder; and (iii) if the shares are owned indirectly through a broker or other record owner, the name of the broker or other record owner. These communications should be addressed as follows: Resource Credit Income Fund, Attention: Secretary, 717 Fifth Avenue, 18th Floor, New York, NY 10022.

PROXY DELIVERY

If you and another shareholder share the same address, the Fund may only send one Proxy Statement unless you or the other shareholder(s) request otherwise. Call or write to the Fund if you wish to receive a separate copy of the Proxy Statement, and the Fund will promptly mail a copy to you. You may also call or write to the Fund if you wish to receive a separate proxy in the future or if you are receiving multiple copies now and wish to receive a single copy in the future. For such requests, call the Fund at 1-855-747-9559.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 23, 2020 at 10:00 a.m.

A copy of the Notice of Shareholder Meeting, the Proxy Statement, and Proxy Card are available at www.resourcealts.com.

BY ORDER OF THE BOARD OF TRUSTEES

Lawrence S. Block, Secretary

Dated: July 27, 2020

If you have any questions before you vote, please call our proxy information line at 1-855-973-0089. Representatives are available Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time to answer your questions about the proxy material or about how to cast your vote. You may also receive a telephone call reminding you to vote your shares. Thank you for your participation in this important initiative.

Please date and sign the enclosed proxy and return it promptly in the enclosed reply envelope, fax YOUR PROXY CARD to THE NUMBER LISTED ON YOUR PROXY CARD.

RESOURCE CREDIT INCOME FUND

SCAN TO

VIEW MATERIALS & VOTE

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.
2) Go to website **www.proxyvote.com or scan the QR Barcode above**
3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.
2) Call **1-800-690-6903**
3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate box on the proxy card below.
3) Sign and date the proxy card.
4) Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21145-S06382

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

RESOURCE CREDIT INCOME FUND (THE "TRUST")

The Board of Trustees recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
1. To approve a new management agreement between Sierra Crest Investment Management LLC and the Trust.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [Joint Owners] Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
Proxy Statement/Prospectus is available at www.proxyvote.com.

D21146-S06382

Resource Credit Income Fund
Special Meeting of Shareholders
September 23, 2020, 10:00 a.m.
This proxy is solicited by the Board of Trustees

The undersigned shareholder(s) of Resource Credit Income Fund hereby appoint(s) Lawrence S. Block, Mary Foynes Gaza, or both of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Resource Credit Income Fund that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 a.m. on September 23, 2020, at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, NY 10017-4611, and any adjournment or postponement thereof. The proxies are also authorized to vote upon any other business that may properly come before the Special Meeting of Shareholders or any adjournments or postponements thereof, including any adjournment(s) necessary to obtain quorums and/or approvals.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATIONS.

PLEASE SIGN AND DATE ON THE REVERSE SIDE